For Immediate Release
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TERAX ENERGY ANNOUNCES NEW BOARD APOINTMENTS

DALLAS, April 24, 2006 – Terax Energy Inc. (OTCBB: TERX) is pleased to announce the appointments of Stephen Cochennet and David Pratt to its board of directors.

“Steve and David bring veteran finance and operations experience, particularly with energy companies that experienced periods of significant growth, to the Terax board,” said Lawrence Finn, Terax president, chief executive officer and chief financial officer. “We are pleased to have them join the Terax team and look forward to their contributions to help grow the company.”

Stephen Cochennet is a 20-year, energy executive with experience in finance, operations and corporate development. Cochennet currently sits on several advisory boards and is president of CSC Group, which provides strategic consulting, investment banking and broad executive services for Fortune 1,000 energy companies. Cochennet spent 16 years of his career with Aquila (formerly UtiliCorp United), most recently serving as president of the Strategic Partners Group. His responsibilities there included finance, administration, operations, human resources, corporate development and gas/energy marketing, as well as managing several new, start-up subsidiaries. While with Aquila/UtiliCorp, the company grew from a $400 million regional electric utility to a $10 billion international energy conglomerate.

David Pratt is a finance executive and certified public accountant with more than 25 years of experience, including equity and debt placements into the private and public markets both domestically and abroad, and SEC reporting and compliance. He has significant energy experience, having most recently served as chief financial officer for Benton Oil and Gas Co. (now Harvest Natural Resources Inc.), a start-up which rapidly grew into a publicly-traded international oil and gas exploration, development and production company. While there, he

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also served as vice president of international finance and as a financial consultant. Prior to that, Pratt held various finance positions with Cincom Systems, Lawson Associates, May Petroleum Inc., and Arthur Andersen & Co., all in Dallas.

About Terax Energy
Terax Energy Inc. (OTCBB: TERX) is an independent gas exploration, development and production company, headquartered in Dallas. The sole focus for Terax is the optimal exploitation and development of approximately 27,500 gross acres in two mostly contiguous blocks, consisting of prospective Barnett Shale development acreage located in Erath and Comanche Counties, Texas. For more information, visit www.teraxenergy.com.

Information Regarding Forward-Looking Statements:
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Terax's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Terax's operations. These and other risks are described in Terax's Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.

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